Exhibit 10.1.1

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made as of June 11, 2003 (the “Effective Date”), by and between (i) Luminent Mortgage Capital, Inc., a Maryland corporation (the “Company”), and (ii) Seneca Capital Management, LLC, a California limited liability company (the “Manager”).

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company intends to use the net proceeds of borrowings and security offerings and the net returns on its investments which are not otherwise distributed to stockholders in Mortgage Assets (defined herein) in a manner which allows the Company to qualify as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”) and to qualify for an exemption from being an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

B. The Company desires that the Manager undertake, on the Company’s behalf, the duties and responsibilities set forth in this Agreement, subject to the direction and oversight of the Board of Directors of the Company (the “Board of Directors”), on the terms and conditions set forth in this Agreement.

C. The Manager desires to undertake, on the Company’s behalf, the duties and responsibilities set forth in this Agreement, subject to the direction and oversight of the Board of Directors, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used in this Agreement shall have the respective meanings assigned to them below:

1.1 “Affiliate” means, when used with reference to a specified person, any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person. For purposes of this definition, the term “person” means and includes individuals, corporations, general and limited partnerships, stock companies, land trusts, business trusts and other entities and governments and agencies and political subdivisions thereof. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly, or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such person, whether by contract, through the ownership of voting securities, partnership interests or other equity interests or otherwise.

1.2 “Annual Incentive Amount” shall have the meaning set forth in Section 6.2.1(2) of this Agreement.

1.3 “Agreement” means this Management Agreement dated as of the Effective Date, by and between the Company and the Manager, as the same shall be amended from time to time in accordance with the terms of this Agreement.

1.4 “Average Net Invested Assets “ means for any period the arithmetic average of the aggregate of the net proceeds from offerings of equity securities of the Company (after deducting underwriting discounts and commissions and other costs and expenses related thereto), computed by taking the average of such values at the end of each week during the applicable period.

1.5 “Average Net Worth” means for any period the average of the net worth of the Company at the end of each week during the period. For purposes of determining the Average Net Worth, the “net worth” means the difference between (i) the aggregate book value of the consolidated assets of the Company and its subsidiaries, before reserves for depreciation, bad debts or other similar non-cash items, and (ii) the aggregate book value of debt of the Company and its subsidiaries.

1.6 “Base Management Compensation” shall have the meaning set forth in Section 6.1 of this Agreement.

1.7 “Board of Directors” shall have the meaning set forth in Recital B of this Agreement.

1.8 “cause” means a reasonable good faith determination of the Board of Directors based on findings of fact which are disclosed to the Manager that the Manager was grossly negligent, acted with reckless disregard or engaged in willful misconduct or active fraud while discharging its material duties under this Agreement.

1.9 “Change of Control” means in any transaction or series of transactions (i) any sale, lease, assignment, transfer or other conveyance of all or substantially all of the Company’s assets, or (ii) any consolidation or merger involving the Company in which all of the stockholders of the Company immediately prior to the consummation of such transaction, considered collectively, do not immediately following the transaction own shares of the surviving entity constituting at least a majority of the voting power of the surviving entity, (iii) any reclassification or other exchange of capital stock, or any other recapitalization of the Company in which any person or group, as those terms are used in Rule 13d-1 promulgated under the Securities Exchange Act of 1934, as amended, that owned thirty percent (30%) of the voting power of the Company immediately prior to the consummation of such transaction do not immediately following the transaction own at least thirty percent (30%) of the voting power of the Company or in which any person or group that owned less than thirty percent (30%) of the voting power of the Company immediately prior to the consummation of the transaction do not immediately following the transaction own more than thirty percent (30%) of the voting power of the Company, (iv) any liquidation, dissolution or winding up of the Company, or (v) any time fewer than two (2) members of the Board of Directors are individuals which were selected by the Manager. In instances where a natural person selected by the Manager and immediately thereafter appointed to the Board of Directors either resigns or dies, then a Change of Control under clause (v) of the preceding sentence shall not be triggered if (i) the Board of Directors does not elect to terminate the Manager within thirty (30) days after the first director resigns or dies, or (ii) the qualified individual next selected by the Manager is appointed as soon as possible after such selection and the Board of Directors does not take any action from the time the Manager selects the next individual until the time the next Manager-selected director is appointed.

1.10 “Code” shall have the meaning set forth in Recital A of this Agreement.

1.11 “Company” shall have the meaning set forth in the Introductory Paragraph of this Agreement, and shall include any successor thereto.

1.12 “Deferred Payments” shall have the meaning set forth in Section 6.2.5 of this Agreement.

1.13 “Effective Date” shall have the meaning set forth in the Introductory Paragraph of this Agreement.

1.14 “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

1.15 “GAAP” means generally accepted accounting principles, as applied in the United States.

1.16 “Governing Instruments” means the articles of incorporation or charter, as the case may be, and the bylaws of the Company and its subsidiaries, as those documents may be amended from time to time.

1.17 “Incentive Management Compensation” shall have the meaning set forth in Section 6.2 of this Agreement.

1.18 “Investment Company Act” shall have the meaning set forth in Recital A of this Agreement.

1.19 “Last Appraiser” shall have the meaning set forth in Section 6.2.7 of this Agreement.

1.20 “Last Auditor” shall have the meaning set forth in Section 6.3 of this Agreement.

1.21 “Manager” shall have the meaning set forth in the Introductory Paragraph of this Agreement, and shall include any successor thereto.

1.22 “Manager Obligations” shall have the meaning set forth in Section 2.4.2 of this Agreement.

1.23 “Manager Refund” shall have the meaning set forth in Section 6.2.1(2) of this Agreement.

1.24 “Mortgage Assets” means the following:

(i) mortgage securities (or interests therein), including (a) pass-through certificates (including GNMA certificates, FNMA certificates and FHLMC certificates), (b) collateralized mortgage obligations, (c) securities representing interests in, or secured by, mortgages on real property other than pass-through certificates and CMOs, (d) certificates and other securities collateralized by loans, mortgage derivative securities, subordinated interests and other mortgage-backed and mortgage-collateralized obligations, (e) mortgage derivative securities and (f) subordinated interests;

(ii) mortgage loans, including (a) conforming mortgage loans (i.e., mortgage loans which comply with requirements for inclusion in credit support programs sponsored by FHLMC, FNMA or GNMA or are FHA or VA Loans, all of which are secured by first mortgages or deeds of trust on single-family (one to four units) residences, multifamily residences or commercial properties) and (b) non-conforming mortgage loans; and

(iii) short-term investments, including short-term bank certificates of deposit, short-term U.S. Treasury securities, short-term U.S. government agency securities, commercial paper, repurchase agreements, short-term CMOs, short-term asset-backed securities and other similar types of short-term investment instruments, all of which will have maturities or average lives of less than one (1) year.

1.25 “Net Income” means for any period the taxable income of the Company and its subsidiaries (including net capital gains, if any, but excluding net capital losses, if any) before deducting (i) the Incentive Management Compensation, (ii) any net operating loss deductions arising from losses in prior periods and (iii) any items which the Code permits to be deducted when calculating taxable income for a REIT.

1.26 “Quarterly Incentive Amount” shall have the meaning set forth in Section 6.2.1(1) of this Agreement.

1.27 “Reconciliation Notice” shall have the meaning set forth in Section 6.3 of this Agreement.

1.28 “Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the date hereof, by and between the Company and Friedman, Billings, Ramsey & Co., Inc., as the same shall be amended from time to time.

1.29 “REIT” means a “real estate investment trust” as defined under the Code.

1.30 “REIT Provisions of the Code” means Sections 856 through 860 of the Code.

1.31 “Remaining Amount” shall have the meaning set forth in Section 6.2.1(2) of this Agreement.

1.32 “Restricted Stock Award Agreement” shall be the restricted stock award agreement substantially in the form attached hereto as Exhibit A.

1.33 “Return on Equity” means for any period an amount calculated by dividing the Net Income for such period by the Average Net Invested Assets for such period.

1.34 “Short-Term Investments” means short-term bank certificates of deposit, short-term U.S. Treasury securities, short-term U.S. government agency securities, commercial paper, repurchase agreements, short-term CMOs, short-term asset-backed securities and other similar types of short-term investment instruments, all of which will have maturities or average lives of less than one (1) year.

1.35 “Sub-manager” means any third party (other than Seneca) which has been selected by the Manager and approved by the Board of Directors to manage all or a portion of the day-to-day operations of the Company and perform the services and other activities described in Section 2.1 of this Agreement. Any approval of a Sub-manager by the Board of Directors may be conditioned or limited in any manner determined by the Board of Directors, including, without limitation, the terms and conditions of any such agreement with a Sub-manager.

1.36 “Ten-Year U.S. Treasury Rate” means for any period the average of the weekly average yields to maturity for actively traded current coupon U.S. Treasury fixed interest rate securities (adjusted to a constant maturity of ten years) published by the Federal Reserve Board for each week during such period, or, if such rate is not published by the Federal Reserve Board, any Federal Reserve Bank or agency or department of the federal government selected by the Company. If the Company determines in good faith that the Ten-Year U.S. Treasury Rate cannot be calculated as provided above, then the rate shall be the arithmetic average of the per annum average yields to maturities, based upon closing asked prices on each business day during such period, for each actively traded marketable U.S. Treasury fixed interest rate security with a final maturity date not less than eight (8) nor more than twelve (12) years from the date of the closing asked prices as chosen and quoted for each business day in each such period in New York City by at least three recognized dealers in U.S. government securities selected by the Company.

1.37 “Threshold Return” shall have the meaning set forth in Section 6.2.3 of this Agreement.

1.38 “Tiered Percentage” shall have the meaning set forth in Section 6.2.2 of this Agreement.

1.39 “Trigger Events” shall have the meaning set forth in Section 15.3.2 of this Agreement.

1.40 “Unaffiliated Director” means a natural person serving as a director of the Company who is not affiliated, directly or indirectly, with the Manager or any of its Affiliates in any material respect, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or serving as an officer or director of the Manager or any of its Affiliates.

1.41 “Valuation Notice” shall have the meaning set forth in Section 6.2.7 of this Agreement.

2. General Duties of the Manager.

2.1 Services. Subject at all times to the direction and oversight of the Board of Directors, the Manager shall (i) generally manage the day-to-day operations of the Company and perform the services and other activities described below, and (ii) to the extent directed by the Board of Directors, perform similar management and services for any subsidiary of the Company. The Manager, in its sole discretion, may elect to cause the duties of the Manager under this Agreement to be provided by a Sub-manager. The Manager shall perform the following services from time to time as may be required for the management of the Company and its assets:

2.1.1 serving as the Company’s consultant with respect to the formulation of investment criteria and the preparation of policy guidelines by the Board of Directors;

2.1.2 assisting the Company in developing criteria for Mortgage Asset purchase commitments that are consistent with the Company’s long-term investment objectives and making available to the Company its knowledge and experience with respect to Mortgage Assets;

2.1.3 representing the Company in connection with the purchase, sale and commitment to purchase or sell Mortgage Assets that meet in all material respects the Company’s investment criteria;

2.1.4 managing the Company’s portfolio of Mortgage Assets;

2.1.5 advising the Company and negotiating the Company’s agreements with third-party lenders for borrowings by the Company;

2.1.6 making available to the Company statistical and economic research and analysis regarding the Company’s activities and the services performed for the Company by the Manager;

2.1.7 monitoring and providing to the Board of Directors from time to time price information and other data obtained from certain nationally-recognized dealers that maintain markets in Mortgage Assets identified by the Board of Directors from time to time, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

2.1.8 investing or reinvesting any money of the Company in accordance with the Company’s policies and procedures;

2.1.9 providing the executive and administrative personnel, office space and services required in rendering services to the Company, in accordance with and subject to the terms of this Agreement;

2.1.10 administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary to the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Company’s debts and obligations from the Company’s accounts, and the maintenance of appropriate computer systems to perform such administrative functions;

2.1.11 advising the Board of Directors in connection with policy decisions;

2.1.12 evaluating and recommending hedging strategies to the Board of Directors and, upon approval by the Board of Directors, engaging in hedging activities on behalf of the Company consistent with the Company’s status as a REIT;

2.1.13 supervising compliance by the Company with the REIT Provisions of the Code and maintenance of its status as a REIT;

2.1.14 qualifying and causing the Company to qualify to do business in all applicable jurisdictions and obtaining and maintaining all appropriate licenses;

2.1.15 assisting the Company in an executive search for a chief financial officer;

2.1.16 assisting the Company to retain qualified accountants and tax experts to assist in developing and monitoring appropriate accounting procedures and testing systems and to conduct quarterly compliance reviews as the Board of Directors may deem necessary or advisable;

2.1.17 assisting the Company in its compliance with all federal (including the Sarbanes-Oxley Act of 2002), state and local regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings, if any, required under the Securities Exchange Act of 1934, as amended, or other federal or state laws;

2.1.18 assisting the Company in its compliance with federal, state and local tax filings and reports and generally enable the Company to maintain its status as a REIT, including soliciting stockholders, as defined below, for required information to the extent provided in the REIT Provisions of the Code;

2.1.19 assisting the Company in its maintenance of an exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from the Investment Company Act;

2.1.20 coordinating and managing the operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment collaborators;

2.1.21 advising the Company as to its capital structure and capital raising activities;

2.1.22 handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to the approval of the Board of Directors;

2.1.23 engaging and supervising, on behalf of the Company and at the Company’s expense, the following, without limitation: independent contractors to provide investment banking services, leasing services, mortgage brokerage services, securities brokerage services, other financial services and such other services as may be deemed by the Manager and the Board of Directors to be necessary or advisable from time to time; and

2.1.24 so long as Seneca does not incur additional costs or expenses, performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances.

2.2 Obligations of the Manager.

2.2.1 Verify Conformity with Acquisition Criteria. Subject to the direction of the Board of Directors, the Manager shall use commercially reasonable efforts to provide that each Mortgage Asset acquired by the Company conforms in all material respects to the acquisition criteria of the Company and shall seek to cause each seller or transferor of Mortgage Assets to the Company to make such representations and warranties regarding such Mortgage Assets as may, in the reasonable judgment of the Manager, be necessary and appropriate, subject to market custom. In addition, the Manager shall take such other action as it deems reasonably necessary or appropriate in seeking to protect the Company’s investments to the extent consistent with its duties under this Agreement.

2.2.2 Conduct Activities in Conformity with REIT Status and All Applicable Restrictions. Subject to the direction of the Board of Directors, the Manager shall refrain from any action which, in its sole judgment made in good faith, would adversely affect the status of the Company or, if applicable, any subsidiary of the Company as a REIT or (i) which, in its sole judgment made in good faith, would violate any material law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any such subsidiary or (ii) which would otherwise not be permitted by the Company’s or such subsidiary’s Governing Instruments, any material operating policies adopted by the Company, or any agreements actually known by the Manager, except in each of clauses (i) and (ii) as could not reasonably be expected to have a material adverse effect on the Company. If the Manager is directed to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or cause such violation or not be permitted as aforesaid.

2.2.3 Reports. Upon the request of the Board of Directors and at the sole cost and expense of the Company, the Manager shall cause an annual compliance report of the Company to be prepared by a firm independent of the Manager and its Affiliates and having the proper expertise to determine compliance with the REIT Provisions of the Code and related matters. In addition, the Manager shall prepare regular reports for the Board of Directors that will review the Company’s acquisitions of Mortgage Assets, portfolio composition and characteristics, credit quality (if applicable), performance and compliance with the Company’s investment policies and policies that enable the Company to maintain its qualification as a REIT and to maintain its exemption from being deemed an “investment company” under the Investment Company Act.

2.2.4 Portfolio Transactions. In placing portfolio transactions and selecting brokers or dealers, the Manager shall seek to obtain on behalf of the Company commercially reasonable terms. In assessing commercially reasonable terms for any transaction, the Manager shall consider all factors it deems relevant, including the breadth of the market for the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

2.3 Cooperation of the Company. The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors or the Unaffiliated Directors, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

2.4 Engagement of Third Parties.

2.4.1 Securities Dealers. The Manager is authorized, for and on behalf, and at the sole cost and expense of the Company, to employ such securities dealers (including Affiliates of the Manager) for the purchase and sale of Mortgage Assets as may, in the judgment of the Manager, be necessary to obtain the best commercially available net results taking into account such factors as the policies of the Company, price, dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Manager is authorized to direct the execution of the Company’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Manager to be useful or valuable to the performance of its investment advisory functions for the Company.

2.4.2 Other Third Parties. The Manager is authorized to retain, for and on behalf of the Company, the services of third parties (including Affiliates of the Manager), including, without limitation, accountants, legal counsel, appraisers, insurers, brokers, dealers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems reasonably necessary or advisable in connection with the management and operations of the Company. The costs and expenses related to the retention of third parties shall be the sole cost and expense of the Company except to the extent the third party is retained to make decisions to invest in and dispose of Mortgage Assets, provide administrative, data processing or clerical services, prepare the financial records of the Company or prepare a report summarizing the Company’s acquisitions of Mortgage Assets, portfolio compensation and characteristics, credit quality (if applicable) or performance of the portfolio, in which case it shall be at the sole cost and expense of the Manager unless otherwise approved by the Board of Directors (collectively, “Manager Obligations”).

2.4.3 Affiliates. Notwithstanding anything contained in this Agreement to the contrary, the Manager shall have the right to cause any services under this Agreement to be rendered by the Manager’s employees or Affiliates of the Manager. The Company shall pay or reimburse the Manager or its Affiliates for the cost and expense of performing services by the Affiliate if (i) the costs and expenses of such Affiliate would have been reimbursable under this Agreement if such Affiliate were an unaffiliated third party. and (ii) the costs and expenses of such Affiliate have been approved by a majority of the Unaffiliated Directors or incurred in accordance with a policy adopted by a majority of the Unaffiliated Directors.

3. Additional Activities of the Manager and its Affiliates.

3.1 Other Activities of the Manager. Except as provided in the last sentence of this Section 3.1, nothing in this Agreement shall (i) prevent the Manager, any Sub-manager or any of their respective Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other person or entity, including, without limitation, investing in, or rendering advisory service to others investing in, any type of Mortgage Assets or other real estate investments ( including, without limitation, investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other person or entity are similar to those of the Company, or (ii) in any way bind or restrict the Manager, any Sub-manager or any of their respective Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager, the Sub-manager or any of their respective Affiliates, officers, directors or employees may be acting. The Company acknowledges that the Manager will base allocation decisions on the procedures the Manager reasonably and in good faith considers fair and equitable, including, without limitation, such considerations as investment objectives, restrictions and time horizon, availability of cash and the amount of existing holdings. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager, any Sub-manager, any Affiliate of the Manager or any Sub-manager to other investment companies, funds and advisory accounts. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager, any Sub-manager, any Affiliate of the Manager or any Sub-manager to any investment company, fund or advisory account other than any fund or advisory account which contains only funds invested by Seneca (and not of any of its clients or customers) or its officers and directors. Notwithstanding anything to the contrary in this Section 3.1, for so long as the Manager is the exclusive manager of the Company (unless the

Manager is not the exclusive manager of the Company because the Company has engaged a Sub-manager) pursuant to this Agreement, the Manager shall not sponsor any other residential mortgage REIT that invests primarily in high-quality, residential mortgage-backed securities, unless otherwise approved by a majority of the Unaffiliated Directors.

3.2 Service to the Company; Execution of Documents. Directors, officers, employees and agents of the Manager and its Affiliates may serve as trustees, directors, officers, employees, agents, nominees or signatories for the Company or any subsidiary of the Company, to the extent permitted by the Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

4. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any subsidiary of the Company, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts in a manner consistent with this Agreement, including, without limitation, the following: (a) the payment of the Base Management Compensation and the Incentive Management Compensation, (b) the payment (or advance) of reimbursable costs and expenses, and (c) such other amounts authorized by the Board of Directors. The Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any subsidiary of the Company.

5. Records; Confidentiality. The Manager shall maintain appropriate and accurate books of account and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives (including the auditors) of the Company or any subsidiary of the Company at any time during normal business hours. Except in the ordinary course of business of the Company, the Manager shall, and shall use commercially reasonable efforts to cause each of its Affiliates to, keep confidential any and all information they (or such Affiliates) may obtain from time to time in connection with the services they (or such Affiliates) render under this Agreement.

6. Compensation of the Manager.

6.1 Base Management Compensation. For services rendered under this Agreement, the Company shall pay to the Manager quarterly in arrears commencing on the Effective Date annual base management compensation equal to one percent (1%) of the first Three Hundred Million Dollars ($300,000,000) of Average Net Worth during each fiscal year, plus eight tenths of one percent (0.8%) of the Average Net Worth during such year in excess of Three Hundred Million Dollars ($300,000,000) (the “Base Management Compensation”). The portion of the Base Management Compensation payable each fiscal quarter shall be calculated by the Manager within fifteen (15) days after the end of such quarter, and a written statement documenting such calculation in reasonable detail shall be promptly delivered to the Company thereafter. The Company shall pay any amount payable pursuant to this Section 6.1 for such quarter within fifteen (15) days after the receipt of the written statement setting forth the computation of the Base Management Compensation, or, at the Manager’s election, the Manager may deduct such amount from the Company’s account or accounts, in any case without demand, deduction, offset or delay (other than any deduction or offset for the liquidated sum of any Manager Refund).

6.2 Calculation of Incentive Management Compensation. In addition to the Base Management Compensation, the Manager shall receive incentive management compensation for each fiscal quarter (the “Incentive Management Compensation”).

6.2.1 The Incentive Management Compensation shall be calculated by the Manager and paid or refunded (as applicable) as follows:

(1) At the end of each of the first three fiscal quarters during each fiscal year, the Manager shall calculate the Tiered Percentage of the difference of (i) the Net Income for such quarter (or lesser portion thereof), minus (ii) the Threshold Return for such quarter (or lesser portion thereof) (the “Quarterly Incentive Amount”). If the Quarterly Incentive Amount is a positive number, then at the end of each such quarter the Company shall pay the Manager the Quarterly Incentive Amount.

(2) At the end of each fiscal year and upon any termination of this Agreement, the Manager shall calculate the Tiered Percentage of the difference of (i) the Net Income for such year (or lesser portion thereof), minus (ii) the Threshold Return for such year (or lesser portion thereof) (the “Annual Incentive Amount”). If the aggregate of the Quarterly Incentive Amounts received by the Manager for such year (but not taking into account any prior years) is less than the Annual Incentive Amount, then the Company shall pay the Manager such shortfall (the “Remaining Amount”). On the other hand, if the aggregate of the Quarterly Incentive Amounts received by the Manager during such year (but not taking into account any prior years) exceeds the Annual Incentive Amount, then the Manager shall pay the Company such excess (the “Manager Refund”). The Manager Refund for any particular year shall not exceed the aggregate of the Quarterly Incentive Amounts received by the Manager during such year.

6.2.2 The “Tiered Percentage” shall mean for any period the weighted average of the following percentage rates (weighting to be based on Average Net Invested Assets attributable to each percentage rate): (i) twenty percent (20%) for the first Four Hundred Million Dollars ($400,000,000) of Average Net Invested Assets; and (ii) ten percent (10%) for the Average Net Invested Assets in excess of Four Hundred Million Dollars ($400,000,000).

6.2.3 The “Threshold Return” shall mean for any period the amount of Net Income for such period that would produce an annualized Return on Equity equal to the sum of (i) the Ten-Year U.S. Treasury Rate for such period plus (ii) two percent (2.0%).

6.2.4 Payment. The Manager shall calculate the Incentive Management Compensation, the Quarterly Incentive Amount, any Remaining Amount and any Manager Refund and deliver to the Company a written statement setting forth such computation in reasonable detail within fifteen (15) days after the end of each fiscal quarter, fiscal year and after the date of any termination of this Agreement, as applicable. The Company shall pay to the Manager all Quarterly Incentive Amounts and all Remaining Amounts (or, at the Manager’s election, the Manager may deduct such amount from the Company’s account or accounts) with respect to each fiscal quarter or year (or lesser portion thereof) within fifteen (15) days following the delivery to the Company of the written statement setting forth the computation of the Incentive Management Compensation for such quarter or year (or lesser portion thereof), as applicable, without demand, deduction, offset or delay (other than any deduction or offset for the liquidated sum of any Manager Refund). The Manager shall pay the Manager Refund, if any, with respect to a particular fiscal year within fifteen (15) days following the delivery to the Company of the written statement setting forth the computation of the Incentive Management Compensation for such year (or lesser portion thereof), without demand or delay. In connection with the Company’s annual audit (or any audit upon termination of this Agreement), the Manager shall determine any year-end adjustments to the Incentive Management Compensation and Manager Refund payable under this Section 6.2 and deliver to the Company a written statement setting forth such computation within forty-five (45) days after the end of each fiscal year. Any required adjustments to the Incentive Management Compensation or the Manager Refund shall be paid by the Company to the Manager or by the Manager to the Company, respectively, within fifteen (15) days after delivery of such computation to the Company by the Manager, without demand, deduction, offset or delay (other than any deduction or offset for the liquidated sum of any Manager Refund).

6.2.5 Composition. All Incentive Management Compensation shall be paid by the Company fifty percent (50%) in cash and fifty percent (50%) in common stock of the Company. All common stock of the Company paid to the Manager as Incentive Management Compensation shall be subject to the terms and conditions of the Restricted Stock Award Agreement which shall include the following vesting schedule: (i) one-third of the common stock shall vest on the first anniversary of the date of issuance, (ii) one-third of the common stock shall vest on the second anniversary of the date of issuance, and (iii) one-third of the common stock shall vest on the third anniversary of the date of issuance (collectively, the “Deferred Payments”). The vesting of the Deferred Payments shall accelerate in accordance with the terms of the Restricted Stock Award Agreement or this Agreement (including a termination without cause, a termination in connection with a Change of Control, etc.). Any Manager Refund shall also be paid fifty percent (50%) in cash and fifty percent (50%) in common stock of the Company (excluding any dividends paid while the Manager held the common stock), with the common stock received as part of the most recent Quarterly Incentive Amount to be returned first and then the common stock received as part of the next most recent Quarterly Incentive Amount to be returned next.

6.2.6 Registration Rights. The Company has agreed to register the issuance and resale of the stock portion of the Incentive Management Compensation. The Manager shall have the unlimited right to piggyback on to any registration statement of the Company, subject to the following cutbacks only in underwritten offerings: (i) in the event of an underwritten initial public offering, the managing underwriters may exclude entirely the shares of the Manager, if the managing underwriters determine in good faith that marketing factors require a limitation on the number of shares to be included in such offering, and (ii) in the event of any other underwritten offering, the managing underwriters may exclude the shares of the Manager to the same extent and in the same proportion that shares of holders (other than the

Company) are excluded, if the managing underwriters determine in good faith that marketing factors require a limitation on the number of shares to be included in such offering. As soon as the Company is eligible to use Form S-2, Form S-3 or any successor or replacement forms, the Manager shall also have the right to require the Company to prepare, file and maintain at all times a registration statement exclusively for the issuance and resale of the stock portion of the Incentive Management Compensation. The Company shall take all actions reasonably necessary, suitable or convenient as the Manager may request from time to time in order to allow the Manager to accomplish the foregoing. All costs and expenses (other than the discounts and commissions of any underwriter) shall be paid by the Company.

6.2.7 Valuation. The common stock of the Company shall be valued as follows:

(1) With respect to common stock of the Company not subject to a vesting schedule or transfer restrictions or other similar restrictions on free marketability (other than any transfer restrictions imposed by Rule 144(e) under the Securities Act upon “affiliates” (as defined under Rule 144 under the Securities Act)):

(a) if such securities are traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the issuance of such securities;

(b) if such securities are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sales price as applicable over the thirty (30) day period ending three (3) days prior to the issuance of such securities; and

(c) if there is no active public market for such securities, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors of the Company.

(2) The method of valuation of securities subject to a vesting schedule or transfer restrictions or other restrictions on free marketability (other than any transfer restrictions imposed by Rule 144(e) under the Securities Act upon “affiliates” (as defined under Rule 144 under the Securities Act)) shall be to make an appropriate discount from the market value determined as above in clauses (1)(a), (b) or (c) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Company.

(3) With respect to any common stock of the Company that the Manager is required to return as part of the Manager Refund, the value shall be deemed to be the value used when issuing the common stock to the Manager.

6.2.8 Valuation Disputes. If at any time the Manager shall, in connection with a determination of fair market value made by the Board of Directors, believe in good faith that (a) such determination differs by more than five percent (5%) from the fair market value that would result if computed pursuant to clauses (1) or (2) of Section 6.2.6 above, and (b) the dispute cannot be resolved between the Unaffiliated Directors and the Manager within ten (10) business days after the Manager’s receipt of such written determination and provides written notice to the Company of that belief (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of recognized standing selected jointly by the Unaffiliated Directors and the Manager within not more than twenty (20) days after the Valuation Notice. In the event the Unaffiliated Directors and the Manager cannot agree with respect to such selection within the aforesaid twenty (20) day time-frame, the Unaffiliated Directors shall select one such independent appraiser and the Manager shall each select one independent appraiser within five (5) business days after the expiration of the twenty (20) day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) business days after their selection. Any valuation decision made by the appraisers shall be deemed final and binding upon the Board of Directors and the Manager and shall be delivered to the Manager and the Company within not more than fifteen (15) days after the selection of the Last Appraiser. The expenses of the appraisal shall be paid by the party with the estimate which deviated the furthest from the final valuation decision made by the appraisers.

6.3 Annual Reconciliation. The calculation of the Base Management Compensation and the Incentive Management Compensation shall be subject to audit and reconciliation at the end of each fiscal year and upon any termination of this Agreement. If at any time the Manager shall disagree with such audit and reconciliation and the dispute cannot be resolved between the Unaffiliated Directors and the Manager within ten (10) business days after the Manager’s receipt of such audit and reconciliation and provides written notice to the Company of that belief (the “Reconciliation Notice”), then the matter shall be resolved by an independent auditor of recognized standing selected jointly by the Unaffiliated Directors and the Manager within not more than twenty (20) days after the Reconciliation Notice. In the event the Unaffiliated Directors and the Manager cannot agree with respect to such selection within the aforesaid twenty (20) day time-frame, the Unaffiliated Directors shall select one such independent auditor and the Manager shall each select one independent auditor within five (5) business days after the expiration of the twenty (20) day period, with one additional such auditor (the “Last Auditor”) to be selected by the auditors so designated within five (5) business days after their selection. Any decision made by the auditors shall be deemed final and binding upon the Board of Directors and the Manager and shall be delivered to the Manager and the Company within not more than fifteen (15) days after the selection of the Last Auditor. The expenses of the auditors shall be paid by the party with the estimate which deviated the furthest from the final valuation decision made by the auditors.

7. Expenses of the Manager and the Company.

7.1 Expenses of the Manager. The Manager shall be responsible for the following expenses:

7.1.1 employment expenses of the personnel employed by the Manager (including the officers of the Company which are also employed by the Manager), including, without limitation, salaries, wages, payroll taxes and the cost of employee benefit plans of such personnel;

7.1.2 rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager required for the Company’s day-to-day operations, including bookkeeping, clerical and back-office services provided by the Manager, provided, however, that the Company shall reimburse the Manager for the Company’s pro rata portion of such rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses to the extent that the Company’s employees, officers, representatives and/or agents (who are not also employed by the Manager) use such facilities or incur such expenses; and

7.1.3 unless otherwise approved by the Board of Directors, the cost and expense of the Sub-manager, if any.

7.2 Expenses of the Company. The Company shall pay all of the costs and expenses of the Company and the Manager incurred on behalf of the Company or any subsidiary or in connection with this Agreement, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 7.1 of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any subsidiary of the Company shall be paid by the Company and shall not be paid by the Manager and/or the Affiliates of the Manager:

7.2.1 all costs and expenses associated with the formation and capital raising activities of the Company and its subsidiaries, including, without limitation, the costs and expenses of the Company’s 144A transaction, the preparation of the Company’s registration statements, and any and all costs and expenses of an initial public offering of the Company, any subsequent offerings and any filing fees and costs of being a public company, including, without limitation, filings with the Securities and Exchange Commission, the National Association of Securities Dealers, the New York Stock Exchange (and any other exchange or over-the-counter market), among other such entities;

7.2.2 all costs and expenses in connection with the acquisition, disposition, financing, hedging, administration and ownership of the Company’s or any subsidiary’s investment assets (including, without limitation, the Mortgage Assets) and, including, without limitation, costs and expenses incurred in contracting with third parties, including Affiliates of the Manager, to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned by the Company or any subsidiary of the Company;

7.2.3 all costs and expenses relating to the acquisition of, and maintenance and upgrades to, the Company’s portfolio accounting systems;

7.2.4 all costs and expenses of money borrowed by the Company or its subsidiaries, including, without limitation, principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans and other indebtedness of the Company and its subsidiaries (including commitment fees, legal fees, closing and other costs);

7.2.5 all taxes and license fees applicable to the Company or any subsidiary of the Company, including interest and penalties thereon;

7.2.6 all legal, audit, accounting, underwriting, brokerage, listing, filing, rating agency, registration and other fees, printing, engraving, clerical, personnel and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any subsidiary’s equity securities or debt securities;

7.2.7 other than for the Manager Obligations, all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents (other than the Manager or any Sub-manager) engaged by the Company or any subsidiary of the Company or by the Manager for the account of the Company or any subsidiary of the Company (other than the Manager or Sub-manager) and all employment expenses of the personnel employed by the Company or any subsidiary of the Company (including, without limitation, a chief financial officer of the Company, but excluding any personnel which are also employed by the Manager or Sub-manager), including, without limitation, the salaries, wages, equity based compensation of such personnel, payroll taxes and the incremental cost for administering employee benefit plans of the Manager which are used by such personnel;

7.2.8 all insurance costs incurred by the Company or any subsidiary of the Company, including, without limitation, any costs to obtain liability or other insurance to indemnify the Manager and underwriters of any securities of the Company;

7.2.9 all custodian, transfer agent and registrar fees and charges;

7.2.10 all compensation and fees paid to directors of the Company or any subsidiary of the Company (excluding those directors who are also employees of the Manager), all expenses of directors of the Company or any subsidiary of the Company (including those directors who are also employees of the Manager), the cost of directors and officers liability insurance and premiums for errors and omissions insurance, and any other insurance deemed necessary or advisable by the Board of Directors for the benefit of the Company and its directors and officers (including those directors who are also employees of the Manager);

7.2.11 all third-party legal, accounting and auditing fees and expenses and other similar services relating to the Company’s or any subsidiary’s operations (including, without limitation, all quarterly and annual audit or tax fees and expenses);

7.2.12 all legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, or which the Company is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;

7.2.13 any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any subsidiary of the Company, or against any trustee, director or officer of the Company or any subsidiary of the Company in his capacity as such for which the Company or any subsidiary of the Company is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

7.2.14 all travel and related expenses of directors, officers and employees of the Company and the Manager, incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or any subsidiary of the Company or performing other business activities that relate to the Company or any subsidiary of the Company, including, without limitations, travel and expenses incurred in connection with the purchase, financing, refinancing, sale or other disposition of Mortgage Assets or other investments of the Company; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;

7.2.15 all expenses of organizing, modifying or dissolving the Company or any subsidiary of the Company and costs preparatory to entering into a business or activity, costs of winding up or disposing of a business of activity of the Company or its subsidiaries;

7.2.16 all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of the Company or any subsidiary of the Company, including, without limitation, in connection with and dividend reinvestment plan;

7.2.17 all expenses of third parties relating to communications to holders of equity securities or debt securities issued by the Company or any subsidiary of the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any subsidiary’s securities and reports to third parties required under any indenture to which the Company or any subsidiary of the Company is a party;

7.2.18 subject to Section 7.1, all expenses relating to any office or office facilities maintained by the Company or any subsidiary of the Company exclusive of the office of the Manager and/or Affiliates of the Manager, including, without limitation, rent, telephone, utilities, office furniture, equipment, machinery and other office expenses for the Company’s chief financial officer and any other persons the Board of Directors authorizes the Company to hire;

7.2.19 all costs and expenses related to the design and maintenance of the Company’s web site or sites and associated with any computer software or hardware that is used solely for the Company;

7.2.20 other than for the Manager Obligations, all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Mortgage Assets, including, without limitation, appraisal, reporting, audit and legal fees;

7.2.21 other than for the Manager Obligations, all other expenses actually incurred by the Manager, its Affiliates or any Sub-manager or their respective officers, employees, representatives or agents, or any Affiliates thereof, which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement (including, without limitation, any fees or expenses relating to the Company’s compliance with all governmental and regulatory matters); and

7.2.22 all other expenses of the Company or any subsidiary of the Company that are not the responsibility of the Manager under Section 7.1 of this Agreement.

7.3 Expense Reimbursement to the Manager. Any individual cost or expense exceeding One Hundred Thousand ($100,000) (or such other limit as may be approved by the Board of Directors from time to time) shall be approved by the Board of Directors, unless such item was previously reflected in the Company’s budget approved by the Board of Directors. Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager or, at the Manager’s election, offset against any funds of the Company in the Company’s account or accounts held by the Manager or otherwise. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within fifteen (15) days after the end of each month. Unless deducted directly by the Manager as aforesaid, the Company shall pay all amounts payable to the Manager pursuant to this Section 7.3 within three (3) days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.

8. Limits of Manager Responsibility; Indemnity.

8.1 Limits of Manager Responsibility. The Manager shall have no responsibility under this Agreement other than to render the services specifically called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including, without limitation, as set forth in Section 2.2.2 of this Agreement. The Manager, any Sub-manager and their respective Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof, shall not be liable to the Company (including, without limitation, any stockholder thereof), any issuer of mortgage securities, any subsidiary of the Company, its subsidiary’s stockholders, the Unaffiliated Directors, any credit-party, any counter-party under any agreement or any other person whatsoever for any acts or omissions, errors of judgment or mistakes of law by the Manager, any Sub-manager, or their respective Affiliates, directors, officers, employees, representatives or agents, or any Affiliates thereof, under or in connection with this Agreement, except to the extent that the Unaffiliated Directors shall have made a reasonable good faith determination based upon findings of fact which are disclosed to the Manager that the Manager was grossly negligent, acted with reckless disregard or engaged in willful misconduct or active fraud while discharging its material duties under this Agreement.

8.2 Indemnification. The Company and its subsidiaries shall reimburse, indemnify and hold harmless the Manager, any Sub-manager, and their respective Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof (each, an “indemnitee”) from and against any and all expenses, losses, costs, damages, liabilities, demands, charges and claims of any nature whatsoever, actual or threatened (including, without limitation, reasonable attorneys’ fees), arising from or in respect of any acts or omissions, errors of judgment or mistakes of law (or any alleged acts or omissions, errors of judgment or mistakes of law) performed or made while acting in any capacity contemplated under this Agreement or pursuant to any underwriting agreement or similar agreement to which Manager is a party that is related to the Company’s activities. Notwithstanding the foregoing, the Company shall have no indemnification obligation under this Section 8.2 to the extent that the Unaffiliated Directors shall have made a reasonable good faith determination based upon findings of fact which are disclosed to the Manager that the Manager was grossly negligent, acted with reckless disregard or engaged in willful misconduct or active fraud while discharging its material duties under this Agreement.

9. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on any of them. The Manager is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.

10. Term; Termination; Termination Fee.

10.1 Term. This Agreement shall commence on the Effective Date and shall have an initial term of one year. Thereafter, this Agreement shall automatically renew for an additional year, unless terminated in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, this Agreement cannot expire, it can only be terminated.

10.2 Termination Without Cause; Termination Fee. Notwithstanding any other provision of this Agreement to the contrary, after the first anniversary of the Effective Date, (i) the Company shall have the right to terminate this Agreement without cause at any time after 60-days prior written notice to the Manager and the affirmative vote of two-thirds of the Unaffiliated Directors to do so and (ii) the Manager shall have the right to terminate this Agreement without cause at any time after 60-days prior written notice to the Board of Directors. If the Company terminates this Agreement without cause, the Company shall make the following payments to the Manager within fifteen (15) days after the effective date of termination without demand, deduction, offset or delay or, at the Manager’s election, the Manager may deduct such payments from any account or accounts of the Company:

10.2.1 all unpaid reimbursable costs and expenses permitted under the Agreement and all earned and unpaid Base Management Compensation and Incentive Management Compensation payments;

10.2.2 two (2) years of the Base Management Compensation calculated on the highest annual Base Management Compensation amount earned by the Manager in any of the three (3) years (or on an annualized basis if a lesser period) preceding the termination;

10.2.3 two (2) years of the Incentive Management Compensation calculated on the highest annual Incentive Management Compensation earned by the Manager in any of the three (3) years (or on an annualized basis if a lesser period) preceding the termination; and

10.2.4 all Deferred Payments, including all vested and unvested amounts on a fully-accelerated basis.

Notwithstanding the foregoing, if the Company elects to terminate this Agreement without cause in connection with an irrevocable decision by the Board of Directors to internalize the management of the Company’s business operations within ninety (90) days after the irrevocable decision to do so and not enter into a contract with any other persons or entities to perform services comparable to the services contemplated under this Agreement, the payments to the Manager shall be as described above except that the payments under Sections 10.2.2. and 10.2.3 above shall be equal to one (1) year of the Base Management Compensation and one (1) year of the Incentive Management Calculation, respectively, each calculated on the highest amount earned by the Manager in any of the three (3) years (or on an annualized basis if a lesser period) preceding the termination. Nothing herein shall imply (i) a present or other intention by the Board of Directors to internalize the management of the Company’s business operations or (ii) the Manager’s recommendation that the Board of Directors do so.

10.3 Termination by Company for Cause. In the event that the Unaffiliated Directors shall have made a reasonable good faith determination based on findings of fact which are disclosed to the Manager that cause exists, then two-thirds of the Unaffiliated Directors shall have the right to terminate this Agreement for cause at the following time: (i) immediately, if the Unaffiliated Directors determined in good faith that its claims are based primarily on criminal activity or active fraud) or (ii) after not less than sixty (60) days after written notice to the Manager, if the Unaffiliated Directors determined in good faith that its claims are based other than as described in clause (i) above and the Unaffiliated Directors shall have determined that cause still exists after written notice to the Manager disclosing the findings of the Unaffiliated Directors and a reasonable opportunity to cure. In the event that the Agreement is terminated for “cause” in accordance with the provisions of this Section 10.3, the Company shall pay the Manager as follows:

10.3.1 all unpaid reimbursable costs and expenses and all earned and unpaid Base Management Compensation and Incentive Management Compensation payments.

10.4 Payment to the Manager in the Event of a Change of Control. In the event of a Change of Control of the Company, the Manager shall have the right to terminate this Agreement upon sixty (60) days prior written notice, provided that the Manager delivers such notice within ninety (90) days after such Change of Control shall have occurred. In the event of a termination of this Agreement in connection with a Change in Control, the Company shall pay the Manager:

10.4.1 all unpaid reimbursable costs and expenses permitted under the Agreement and all earned and unpaid Base Management Compensation and Incentive Management Compensation payments;

10.4.2 two (2) years of the Base Management Compensation calculated on the highest annual Base Management Compensation amount earned by the Manager in any of the three (3) years (or on an annualized basis if a lesser period) preceding the termination;

10.4.3 two (2) years of the Incentive Management Compensation calculated on the highest annual Incentive Management Compensation earned by the Manager in any of the three (3) years (or on an annualized basis if a lesser period) preceding the termination; and

10.4.4 all Deferred Payments, including all vested and unvested amounts on a fully-accelerated basis.

11. Action Upon Termination. From and after the effective date of termination of this Agreement, except as specified in Section 10.2, 10.3 or 10.4 of this Agreement, the Manager shall not be entitled to any payment or compensation and any unvested Deferred Payments as of the date of termination shall terminate and be cancelled without consideration. Upon such termination, the Manager shall promptly:

11.1.1 pay over to the Company or any subsidiary of the Company all money collected and held for the account of the Company or any subsidiary of the Company pursuant to this Agreement;

11.1.2 pay over to the Company any unpaid Manager Refund;

11.1.3 deliver to the Board of Directors an accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or any subsidiary of the Company; and

11.1.4 deliver to the Board of Directors all property and documents of the Company or any subsidiary of the Company then in the custody of the Manager.

12. Limited Right to Offset; Survival of Payments. Notwithstanding anything to the contrary, the Company shall not have any right to offset any amount whatsoever from any payments in Sections 6, 7, 10, 11 or otherwise and the Company’s obligation to make such payments shall survive the termination of this Agreement, except that the Company shall have the right to offset against the liquidated sum of any Manager Refund.

13. Assignments.

13.1 Assignment by the Manager. Other than transfers and assignments by operation of law (including transfers in connection with a change of control of the Manager), this Agreement shall terminate automatically in the event that the Manager assigns this Agreement, unless such assignment is consented to in advance in writing by the Company with the consent of a majority of the Unaffiliated Directors. In the event an assignment by the Manager is consented to by the Company in accordance with this Section 12.1, such assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be released from all of its obligations, duties and responsibilities under this Agreement and all liability therefore and in respect hereof. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager.

13.2 Assignment by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager.

14. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any subsidiary of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or such subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such subsidiary.

14.1 Procedures. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company or an authorized member of the Board of Directors requesting the Manager to release to the Company or any subsidiary of the Company any money or other property then held by the Manager for the account of the Company or any subsidiary of the Company under this Agreement, the Manager shall release such money or other property to the Company or such subsidiary of the Company within a reasonable period of time, but in no event later than ninety (90) days following such request; provided, however, that the Manager shall have the right to offset any Base Management Compensation, Incentive Management Compensation reimbursable costs or any other sums due and owning to the Manager under this Agreement against payment of any money or property held by the Manager for the account of the Company or any subsidiary of the Company under this Agreement.

14.2 Limitations. The Manager, any Sub-manager and their respective Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof, shall not be liable to the Company, any subsidiaries of the Company, the Unaffiliated Directors or the Company’s or its subsidiaries’ stockholders for any acts performed or omissions to act by the Company or any subsidiary of the Company in connection with the money or other property released to the Company or any subsidiary of the Company in accordance with this Section 14, except to the extent that the Board of Directors shall have made a reasonable good faith determination based upon findings of fact which are disclosed to the Manager that the Manager was grossly negligent, acted with reckless disregard or engaged in willful misconduct or active fraud while discharging its material duties under this Agreement

14.3 Indemnification. The Company and any subsidiary of the Company shall indemnify the Manager, any Sub-manager and their respective Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof, against any and all expenses, costs, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s (or a Sub-manager’s) release of such money or other property to the Company or any subsidiary of the Company in accordance with the terms of this Section 14, except to the extent that the Board of Directors shall have made a reasonable good faith determination based upon findings of fact which are disclosed to the Manager that the Manager was grossly negligent, acted with reckless disregard or engaged in willful misconduct or active fraud while discharging its material duties under this Agreement. Indemnification pursuant to this provision shall be in addition to any right of the Manager, any Sub-manager and their respective Affiliates, directors, officers, stockholders, equity holders, employees, representatives and agents, and any Affiliates thereof, to indemnification under Section 8 of this Agreement.

15. Representations, Warranties and Covenants.

15.1 Company in Favor of the Manager. The Company hereby represents and warrants to the Manager as follows:

15.1.1 Due Formation. The Company is duly organized, validly existing and in good standing under the laws of Maryland, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

15.1.2 Power and Authority. The Company has the power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person, including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been, and each instrument or document required under this Agreement will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

15.1.3 Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the pledge of amounts payable to the Manager under this Agreement to secure the Manager’s obligations to its lenders).

15.2 Manager in Favor of the Company. The Manager hereby represents and warrants to the Company as follows:

15.2.1 Due Formation. The Manager is duly organized, validly existing and in good standing under the laws of California, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole. The Manager does not do business under any fictitious business name.

15.2.2 Power and Authority. The Manager has the power and authority to execute, deliver and perform this Agreement and all obligations required under this Agreement and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required under this Agreement. Except as shall have been obtained, no consent of any other person including, without limitation, stockholders and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required under this Agreement. This Agreement has been and each instrument or document required under this Agreement will be executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required under this Agreement when executed and delivered under this Agreement will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

15.2.3 Execution, Delivery and Performance. The execution, delivery and performance of this Agreement and the documents or instruments required under this Agreement will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the governing instruments of, or any securities issued by, the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage indenture, lease, contract or other agreement, instrument or undertaking.

15.3 Covenants.

15.3.1 Chief Financial Officer. Within a reasonable period of time after the Effective Date, the Company shall hire, or cause the Manager to hire on the Company’s behalf and at the Company’s expense, a chief financial officer, which shall be an employee of the Company and not the Manager.

15.3.2 Registration Rights Agreement. On the Effective Date, the Company and FBR entered into the Registration Rights Agreement. If certain events occur (the “Trigger Events”), then the Manager suffers certain adverse consequences. The Company (including, without limitation, the Board of Directors) will take all steps reasonably necessary to assist the Manager in avoiding any Trigger Events from occurring and will provide the Manager with the information and resources necessary in order to allow the Manager to seek to avoid the occurrence of any Trigger Events. The Company (and the Board of Directors) shall take all steps reasonably necessary to assist the Manager in the meeting all of the obligations under the Registration Rights Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file the Shelf Registration Statement (as defined in the Registration Rights Agreement) in a timely manner and to seek to avoid any suspension of the payment to the Manager of the Incentive Management Compensation.

16. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when (1) delivered by hand, (2) otherwise delivered against receipt therefor, or (3) upon actual receipt of registered or certified mail, postage prepaid, return receipt requested. The parties may deliver to each other notice by electronically transmitted facsimile copies, provided that such facsimile notice is followed within 24 hours by any type of notice otherwise provided for in this Section 16. Any notice shall be duly addressed to the parties as follows:

16.1	if to the Company:

909 Montgomery Street

Suite 500

San Francisco, California 94133

Attn: Albert J. Gutierrez, CFA

          President

Telecopy: (415) 391-0642

with a copy given in the manner prescribed above, to:

16.2	if to the Manager:

909 Montgomery Street

Suite 500

San Francisco, California 94133

Attn: Sandy Monticelli, CPA

Telecopy: (415) 391-0642

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 16 for the giving of notice.

17. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided in this Agreement.

18. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

19. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California, notwithstanding any California or other conflict of law provisions to the contrary.

20. No Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

21. Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

22. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

23. Provisions Severable. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

24. Gender. Words used herein regardless of the number and gender specifically used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

25. Attorneys’ Fees. Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement or the various transactions contemplated hereby, the prevailing party will be entitled to recover its actual reasonable attorneys’ fees and expenses from the non-prevailing party.

26. Amendments. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by all of the parties and, in the case of the Company, approved by a majority of the Unaffiliated Directors. The parties hereto expressly acknowledge that no consent or approval of the Company’s stockholders is required in connection with any amendment, modification or change to this Agreement.

27. Authority. Each signatory to this Agreement warrants and represents that he is authorized to sign on behalf of and to bind the party on whose behalf he, she or it is signing.

[Signature pages attached]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“COMPANY”

LUMINENT MORTGAGE CAPITAL, INC., a Maryland corporation

By:	/s/ Albert J. Gutierrez

Its:	President

“MANAGER”

SENECA CAPITAL MANAGEMENT, LLC, a California limited liability company

By:	/s/ Sandra J. Monticelli

Its:	Chief Operating Officer

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